EXHIBIT 16

June 8, 2004

Office of the Chief Accountant

SECPS Letter File

Mail Stop 9-5

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Ref:

EPIC Financial Corporation

File Ref. No. 000-33417

We have read the statements that we understand EPIC Financial Corporation will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

/s/ L. George Hukriede

L. George Hukriede

Certified Public Accountants